Exhibit 4.4

ECOARK HOLDINGS, INC.

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

March 7, 2023

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”) and Article IV of the Articles of Incorporation, as amended (the “Articles”) of Ecoark Holdings, Inc. (the “Corporation”):

WHEREAS, on March 6, 2023, following the approval of the Board of Directors of the Corporation (the “Board”), the Corporation filed with the Secretary of State of the State of Nevada, the Certificate of Designation of the Rights, Preferences and Limitations of Series C Convertible Preferred Stock (as amended, the “Certificate”); and

WHEREAS, it is the desire of the Board to amend the Certificate; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV of the Articles and in accordance with Section 78.1955 of the NRS, adopted the following resolutions:

RESOLVED, that that the Certificate be amended as follows:

1. Section 5 of the Certificate is amended to read in its entirety as follows:

Section 5. Voting Rights.

(a) Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with the number of votes that each Holder shall be entitled to vote to be determined by dividing the Stated Value by $0.330066 (the “Voting Formula”) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(b) and 5(c) below. In any such vote, (i) in the case of the election of directors, the Series C Preferred Stock shall be entitled to vote at the Voting Formula together with the Common Stock, and (ii) in all other cases, the Series C Preferred Stock shall be entitled to vote at the Voting Formula together with the Common Stock, subject in each case to the provisions of the NRS and the Rules of the Principal Market. Each holder of outstanding shares of Series C Preferred Stock shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation’s Bylaws. For avoidance of doubt, in order to comply with the Rules of the Principal Market, the Series C Preferred Stock shall only have total voting power equal to up to 19.9% of outstanding Common Stock on an as converted basis as of the applicable record date, such that no Holder or group within the meaning of the Exchange Act shall be entitled to vote more than 19.9% of the outstanding Common Stock on an as converted basis, taking into account other securities of the Corporation beneficially owned by such Holder or group.

(b) Protective Provisions. Without limiting the foregoing, for so long as at least 25% of the shares of Series C Preferred Stock issued to the Holder on the Issuance Date remain outstanding, consent of the Majority Holders of the then-outstanding Series C Preferred shall be required for any action that: (i) alters or changes the rights, preferences or privileges of the Series C Preferred Stock, (ii) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or pari passu with the Series C Preferred Stock, (iii) results in the redemption or repurchase of any shares of Common Stock (other than pursuant to agreements with service providers giving the Corporation the right to repurchase shares upon the cessation and/or termination of services or other instruments or securities outstanding as of the date this Certificate is first filed with the Nevada Secretary of State), (iv) results in any Fundamental Transaction or any other merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Corporation are sold, (v) amends or waives any provision of the Corporation’s Articles or Bylaws relative to the Series C Preferred Stock, (vi) increases the number of directors who may serve on the Corporation’s Board, (vii) results in the payment or declaration of any dividend on any shares of Common or Preferred Stock, other than spin-offs or dividends of common stock of any Subsidiary, or (viii) enters into any transaction that contemplates any of the foregoing. Holders shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholder) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation’s Bylaws and the NRS.

(c) Notwithstanding anything to the contrary, if the voting rights provided by this Section 5 would otherwise cause the issuance of the Series C Preferred Stock to be a transaction other than a public offering at below the Minimum Price as that term is defined under Nasdaq Rule 5635 and the accompanying instructions thereto, then the voting rights granted to the Holder(s) under this Section 5 shall be reduced proportionately as necessary to comply with such Nasdaq Rule. For the avoidance of doubt, the Voting Formula set forth above and the use of $0.33006 thereunder, which number is the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five Trading Days immediately preceding February 8, 2023, the date that the Share Exchange Agreement was originally signed by the Corporation, is designed to comply with Nasdaq Rules, including Rule 5635.

2. Section 6 of the Certificate is amended by adding a new subsection (n) which reads as follows:

(n) Limitations on Conversions. Notwithstanding anything to the contrary contained herein, shares of Series C Preferred Stock shall not be convertible by a Holder into shares of Common Stock, and the Corporation shall not effect any conversion of shares of Series C Preferred Stock into or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such Conversion or other share issuance hereunder the Holder (together with its Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether shares of Series C Preferred Stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission for conversion or exercise (as the case may be). Under no circumstances can the Maximum Percentage limitation be amended on less than 61 days’ notice, if, as a result of such amendment, the Maximum Percentage is amended to be above 9.99%. No prior inability to convert shares of Series C Preferred Stock, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. For any reason at any time until the shares of Series C Preferred Stock has been converted, upon the written or oral request of a Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion, exchange or exercise of convertible or exercisable securities into Common Stock, including, without limitation, shares of Series C Preferred Stock.